Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ESTABLISHES QUARTERLY DIVIDEND POLICY AND EQUITY REPURCHASE PLAN

Newport Beach, CA – June 10, 2013 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors has established a quarterly dividend payment policy, replacing its traditional semi-annual cash dividend payment practice. Accordingly, the Board declared a $0.05 cash dividend payment to be distributed on July 19, 2013 to shareholders of record as of July 5, 2013. Additionally, the Board of Directors voted to authorize the Company to repurchase its outstanding common shares.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this dividend, which continues our 20-year history of providing such returns to our shareholders. This new quarterly payment approach will allow our shareholders to realize more immediate benefits from the continuing expansion and financial success of our Company. We also want to maintain a disciplined approach to our equity base. Since performance-based incentives can include restricted stock and stock option grants, we have instituted a share repurchase program with the intent of maintaining the current level of outstanding shares. This dividend policy and disciplined equity plan reflect our belief that increasing shareholder value is of prime importance to Company management and its Board of Directors. These steps also indicate the confidence that management and the Board of Directors have in the Company’s future. We appreciate our investors’ continued support as we pursue profitable growth in the crop protection and public health markets worldwide.”

Historical Cash Dividends

	April	July	October	Annual
2013	$0.07	$0.05
2012	$0.05	N/A	$0.07	$0.12
2011	$0.03	N/A	$0.05	$0.08
2010	$0.01	N/A	$0.02	$0.03

Note: A Special Dividend of $0.10 per share was paid in December 2012 and is not included in the 2012 dividend calculation above.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com